EXHIBIT 1

From: DENNIS BRACY [mailto:dbracy@avatar-studios.com]
Sent: Monday, July 02, 2012 10:08 AM
To: Syd Peng
Cc: Shirley Kiang; Norman Mineta; Candy Tang; Dickson Lee; Edmund Moy; Ian Robinson
Subject: Re: L&L BOD nomination
Importance: High

Dear Syd,

I have served on the L&L Board for nearly three years, and I continue to believe we can grow this company profitably, and set a high standard in southern China for safety, environmental management and business practices.

While the past year or so has been particularly challenging for all of us, I believe this next year will be one where we have the chance to continue to grow, strengthen our team and create the kind of success we all hope for.

My background in clean energy and communications, as well as my role in US-China energy cooperation, should be valuable skills as we move ahead.

I am interested in continuing my role on the Board (though I would like to reduce the number of committees on which I sit--currently Audit, Compensation, Nominations and Governance and Clean Energy). I think we need to do some realigning of committee members to better spread the workload and take advantage of each Board member's skills and background.

Best,

Dennis

On Jun 30, 2012, at 4:44 AM, Syd Peng wrote:

Dear Board Members:

As you know the annual proxy document is due in a couple of weeks. Therefore, as the acting chair of the Nomination Committee, I am starting the process of nominating the members of the Board for next year's appointment.

As a current member of the Board, I am requesting your input regarding whether or not you are interested in continuing your membership on the Board and if so, what you believe you could best contribute to L&L Energy's growth in the coming years.

I am looking forward to hearing from you at your earliest convenience.

Syd

EXHIBIT 2

From: Dennis Bracy [mailto:dennis.bracy@cleanenergyforum.org]

Sent: Sunday, August 05, 2012 7:27 PM

To: Dickson Lee

Cc: Shirley Kiang; Ian Robinson (iangrob@rmltd.com.hk); Syd Peng; Edmund Moy; Norman Y. Y. Mineta; Dennis Bracy

Subject: Resignation

Importance: High

Fellow Board Members,

I hereby submit my resignation as a Director of L&L Energy, effective immediately.

Sincerely,

Dennis Bracy

EXHIBIT 3

From: Dennis Bracy [mailto:dennis.bracy@cleanenergyforum.org]

Sent: Monday, August 06, 2012 6:53 PM

To: CEO Dickson Lee

Cc: Roger Glenn; Edmund Moy; Norman Y. Y. Mineta; Shirley Kiang; Ian Robinson; Syd Peng

Subject: Clarification of Resignation

Importance: High

Dear Dickson,

To supplement my resignation from the L&L Board of a couple of days ago, I presume the company will report this via an 8K to the appropriate authorities.

In that regard, I want to make it clear that I am resigning because of a disagreement with management.

If you have any questions, please let me know.

Sincerely,

Dennis Bracy

EXHIBIT 4

The Company disagrees with virtually all statements made by Dennis Bracy in the letter below. 1) The Company always follows the Board’s decisions which are endorsed and voted by the majority of the Board members. 2) Mr.Bracy is only one of the Board members. His personal view does not represent the majority of the Board members. 3) Dickson Lee, L & L’s CEO and Chairman, did not interfere with any of Independent Committees.

August 10, 2012

L&L Energy Board of Directors

130 Andover Park East, Suite 200

Seattle, Washington 98188 USA

Dear L&L Board Members:

I am writing in response to the company’s 8-K notice to the SEC concerning my resignation from the Board of Directors. I disagree with the company’s characterization of events.

The purpose of this letter is to set the record straight.

My resignation was the final step in a long, frustrating experience centered around Dickson Lee, Chairman and CEO of L&L. The company he founded has the potential to be very successful financially, while setting a high standard for safety and environmental performance. It has the potential.

Unfortunately, Dickson Lee operates as if L&L were his own private fiefdom, not a NASDAQ-listed public company. For Dickson, good governance apparently is a low priority, more or less a waste of time and money:

  For Dickson, informing the Board on major transactions comes second to issuing a news release. No discussion. No analysis. Sometimes not even an email heads-up. Board members and executives regularly read about what L&L is doing in the media before hearing from the chairman and CEO.
  Dickson resists scheduling face-to-face Board meetings. He typically schedules conference calls with only a day or two’s notice, provides scant background materials, and then insists that the Board support his proposals after minimal discussion. [redacted on advice of counsel]
  And Dickson consistently blocked efforts to engage a new independent auditor, despite the fact that the Audit Committee voted 3-0 to move ahead and start the process.

In the most recent events, Dickson Lee plainly and simply manipulated the independent Nominations Committee process to remake the Board to his own liking.

  He removed Board members who dared to disagree with him.
  Overriding recommendations from the Nominations Committee, and outside the official Nominations process, Mr. Lee reduced the size of the Board, removed four current members, and nominated a new Board member who had never even been interviewed by the Nominations Committee.

I was in rural, southern China while these events were playing out on the phone in Seattle, Hong Kong and Bangkok. I was able to participate in the Aug 3 conference call, but unfortunately (given less than 24-hours notice), was not available to participate in the August 5 call.

As it turns out, it didn’t matter, the writing was on the wall. In a surprise to no one, Mr. Lee “ramrodded” the August 5 conference call so he got exactly the board he wanted.

I don’t expect Board members to agree with their Chairman on every issue, all the time, but for me, this was the straw that broke the camel’s back—it was a significant failure of proper corporate governance.

And it just isn’t right.

If you have any questions or would like further elaboration on the points I have made, please let me know.

Sincerely,

Dennis Bracy